Exhibit 99.2

Biostar Pharmaceuticals Strengthens Corporate Governance with Appointments of New Independent Directors, Establishment of Board Committees and
Adoption of Code of Ethics

Xi’an, China – January 4, 2010 – Biostar Pharmaceuticals, Inc. (OTC Bulletin Board: BSPM – News) (“Biostar” or “the Company”), a Xianyang-based developer, manufacturer and supplier of pharmaceutical products and medical nutrients addressing a variety of diseases and conditions, today announced a series of measures adopted to strengthen the Company’s corporate governance in compliance with the listing requirements of a senior U.S. exchange.

First, two directors, Mr. Michael Segal and Mr. Xifeng Nie, voluntarily resigned from the Company’s board of directors (the “Board”), and concurrently with their resignations, the Board appointed 2 independent directors, Mr. Zibing “Zack” Pan and Mr. Zhongyang Shang, to the Board, effective December 30, 2009.

Mr. Pan is a Certified Public Accountant, certified by the Oklahoma State Board of Accountancy and member of American Institute of Certified Public Accountant (AICPA) and Oklahoma Society of Certified Public Accountants (OSCPA). Mr. Pan is currently chief financial officer of China Education Alliance, Inc., to which he was appointed in August 2009. Prior to that position, Mr. Pan was an audit manager with Eide Bailly CPAs & Business Advisors (“Eide Bailly”) at its Oklahoma City office. Mr. Pan had been working at Eide Bailly since September 2005. From September 1998 to September 2005, Mr. Pan was a statistical analyst and economist with the State of Oklahoma. From 1994 to 1996, Mr. Pan worked as a loan project officer for Asian Development Bank Loan Management Office in Anhui, China. From 1988 to 1994, Mr. Pan was an associate professor at Anhui University, China, teaching English language. Mr. Pan graduated with a Master of Business Administration from the University of Central Oklahoma in 1999. He obtained his Bachelor of Arts from Anhui University, China in 1988.

Mr. Shang is currently the director of Shaanxi Province Administration of Industry and Commerce’s Bureau of Fair Trading, a position he has held since 2006. From 1996 to 2006, Mr. Shang was the director of the Administration of Industry and Commerce for the municipalities of Tongchuan and Xianyang in Shaanxi Province. Mr. Shang was the deputy director of Tongchuan’s Foreign Trade Bureau from 1993 to 1996, and the director of Tongchuan’s Transportation Department from 1984 to 1992. From 1980 to 1983, Mr. Shang was an editor and reporter with the Shaanxi Daily News. Mr. Shang is a graduate of the Central Party College of Economics and Management.

The Board also established and appointed Mr. Pan and Mr. Shang to the audit committee, along with Mr. Haipeng Wu, who has been on the Board since July 2007 and named Mr. Pan as audit committee financial expert and chairman. The Board additionally established and appointed Mr. Shang and Mr. Wu to the compensation and nominating committees, with Mr. Shang as chairman of the compensation committee and Mr. Wu as chairman of the nominating committees.

"The reorganization of the Board and the setup of three committees are helpful for supervising our operation and management and achieving the objectives of the Company” said Mr. Ronghua Wang, Chairman and Chief Executive Officer of Biostar.  “We believe that under the leadership of the new Board, the Company will make significant achievements”.

Lastly, the Board adopted a Code of Business Conduct and Ethics applicable to all employees, officers and directors of the Company, in order to promote ethical conduct and compliance with compliance with laws and regulations, to provide guidance with respect to the handling of ethical issues, to implement mechanisms to report unethical conduct, to foster a culture of honesty and accountability, to deter wrongdoing, and to ensure fair and accurate financial reporting.

About Biostar Pharmaceuticals, Inc.

Biostar Pharmaceuticals, Inc., through its wholly-owned subsidiary in China, develops, manufactures and markets pharmaceutical and medical nutrient products for a variety of diseases and conditions. The Company's most popular product is its Xin Aoxing Oleanolic Acid Capsule, an over-the-counter ("OTC") medicine for chronic hepatitis B, a disease affecting approximately 10% of the Chinese population. In addition to its hepatitis product, Biostar manufactures two broad-based OTC products, two prescription-based pharmaceuticals and thirteen nutrients. The Company has adopted international standards and is in the process of applying for two patents.

Safe Harbor

Certain statements in this release concerning our future growth prospects are forward-looking statements, within the meaning of Section 27A of the U.S. Securities Act of 1933, as amended, and Section 21E of the U.S. Securities Exchange Act of 1934, as amended, which involve a number of risks and uncertainties that could cause actual results to differ materially from those in such forward-looking statements. The risks and uncertainties relating to these statements include, but are not limited to, risks and uncertainties regarding the success of our investments, risks and uncertainties regarding fluctuations in earnings, our ability to sustain our previous levels of profitability including on account of our ability to manage growth, intense competition, wage increases in China, our ability to attract and retain highly skilled professionals, time and cost overruns on fixed-price, fixed-time frame contracts, client concentration, our ability to successfully complete and integrate potential acquisitions, withdrawal of governmental fiscal incentives, political instability and regional conflicts and legal restrictions on raising capital or acquiring companies outside China. Additional risks that could affect our future operating results are more fully described in our United States Securities and Exchange Commission filings including our S-1 dated June 27, 2008, our Quarterly Report on Form 10-Q for the quarter ended September 30, 2009, our 10-K for the year ended December 31, 2008, and other recent filings. These filings are available at www.sec.gov. We may, from time to time, make additional written and oral forward-looking statements, including statements contained in our filings with the Securities and Exchange Commission and our reports to shareholders. We do not undertake to update any forward-looking statements that may be made from time to time by or on our behalf.

     For further information, contact:

     Ms. Elaine Zhao, CFO
     Tel: +1-626-456-2789
     Email: elaine@biostarpharmaceuticals.com

     John Mattio
     HC International, Inc.
     Tel: US +1-914-669-5340
     Email: john.mattio@hcinternational.net
     Web: http://www.hcinternational.net

Source: Biostar Pharmaceuticals, Inc.